UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-41552	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Rua Buenos Aires, 10 – 14th Floor

Belo Horizonte, Minas Gerais, Brazil, 30.315-570

(Address of principal executive offices, including zip code)

(833) 661-7900

(Registrant’s telephone number, including area code)

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ATLX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2024, in accordance with the applicable provisions of the Company’s second amended and restated bylaws, the Board of Directors (the “Board”) of Atlas Lithium Corporation (“Atlas Lithium” or the “Company”) increased the number of directors of the Company from four to five and appointed Brian Talbot to serve as director on the Board, effective as of April 1, 2024.

In addition to joining the Board, Mr. Talbot was also appointed by the Board to the office of Chief Operating Officer (“COO”) of the Company, effective as of April 1, 2024. In his capacity as COO, Mr. Talbot will be responsible for both the Company’s development of its lithium mine and processing plant as well as the entirety of its lithium exploration program. Mr. Talbot is a qualified person for lithium as such term is defined in Item 1300 of Regulation S-K.

Mr. Talbot, age 51, has an extensive track record as a technical and operational leader throughout his career with over 30 years of experience in mining operations. In particular, he has extensive experience in DMS (dense media separation) plant development and operation. Most recently, Mr. Talbot was employed by RTEK International DMCC (“RTEK”), a consulting firm which he co-founded and that advises lithium developers and producers. From July 2022 to September 2023, Mr. Talbot was the Chief Operating Officer at Sigma Lithium Corporation (“Sigma Lithium”), a Canadian lithium producer with operations in Brazil. At Sigma Lithium, he oversaw the development of that company’s flagship Grota do Cirilo hard-rock lithium project from construction through commissioning and operations. From 2017 to 2022, Mr. Talbot held positions as General Manager and Head of Australian Operations at Galaxy Resources, now part of Arcadium Lithium PLC, one of the world’s largest fully integrated lithium companies. While at Galaxy Resources, Mr. Talbot was instrumental in increasing the production at Mt. Cattlin (a hard-rock lithium mine in Ravensthorpe, Western Australia) which resulted in record production. From 2015 to 2017, Mr. Talbot was at Bikita Minerals in Zimbabwe, which owns and operates the longest running hard-rock lithium mine in the world. Mr. Talbot holds a bachelor’s degree in chemical engineering with Honors from the University of Witwatersrand, South Africa.

Mr. Talbot has no family relationship with any director or executive officer of the Company. The Company entered into a Technical Services Agreement, dated July 17, 2023, with RTEK, pursuant to which RTEK was retained by the Company to provide consulting services and in connection therewith, the Company has paid to RTEK approximately $1,449,000.

In connection with Mr. Talbot’s appointment as COO and as Director, the Compensation Committee of the Board recommended, and the Board subsequently approved, compensation to Mr. Talbot consisting of (i) a monthly salary of $55,000 and (ii) the following equity awards, which will be granted pursuant to the Company’s 2023 Stock Incentive Plan (the “Plan”):

A.	75,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which shares shall be immediately vested as of the date of grant on the effective date of Mr. Talbot’s appointment (the “Start Date”).

B.	10,000 time-based restricted stock units (“RSUs”), which shall vest monthly in six equal installments, beginning the first month after the Start Date.

C.	50,000 performance-based RSUs, which shall vest on the delivery of the Definitive Feasibility Study of the Company’s Neves lithium project.

Each RSU entitles Mr. Talbot to one share of the Company’s Common Stock upon vesting, and any unvested RSUs shall immediately vest in the event of a change in control (as such term is defined in the Plan).

The Company and Mr. Talbot intend to enter into an employment agreement that will contain confidentiality, indemnification, and other provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS LITHIUM CORPORATION

Dated: March 25, 2024	By:	/s/ Marc Fogassa
	Name:	Marc Fogassa
	Title:	Chief Executive Officer